     As filed with the Securities and Exchange Commission on August 9, 2000
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                              IMMUNEX CORPORATION
             (Exact name of registrant as specified in its charter)

                         Washington                                                      51-0346580
(Stateor other jurisdiction of incorporation or organization)               (I.R.S. Employer Identification No.)

                                ---------------
                              51 University Street
                           Seattle, Washington 98101
                                 (206) 587-0430
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Edward V. Fritzky
          President, Chief Executive Officer and Chairman of the Board
                              Immunex Corporation
                              51 University Street
                           Seattle, Washington 98101
                                 (206) 587-0430
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:

           Stephen M. Graham                 Rise B. Norman              John L. Savva
             Alan C. Smith             Simpson Thacher & Bartlett     Sullivan & Cromwell
           Pamela M. Almaguer             425 Lexington Avenue       1870 Embarcadero Road
   Orrick, Herrington & Sutcliffe LLP   New York, New York 10017  Palo Alto, California 94303
      701 Fifth Avenue, Suite 6500
       Seattle, Washington 98104

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum
                                                           Aggregate     Proposed Maximum
 Title of Each Class of Securities     Amount to Be     Offering Price       Aggregate         Amount of
         to Be Registered               Registered       Per Share(1)    Offering Price(1) Registration Fee
-----------------------------------------------------------------------------------------------------------
 Common stock, par value $.01 per       70,000,000
  share(2).......................         shares           $50.5625       $3,539,375,000       $934,395
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. Based on the average of the high and low sales prices per share of the registrant's common stock on August 3, 2000, as reported by the Nasdaq National Market.
(2) The shares registered hereunder may be sold, from time to time, by the registrant and the selling shareholder.
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)
Issued August 9, 2000

                               70,000,000 Shares


                         [LOGO OF IMMUNEX CORPORATION]

                                  COMMON STOCK

                                 ------------

Immunex Corporation and American Home Products Corporation, our principal shareholder, may offer shares of our common stock from time to time. We will not receive any proceeds from the sale of common stock by American Home Products.

The specific terms and amounts of the securities will be fully described in a prospectus supplement that will accompany this prospectus. Please read both the prospectus supplement and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                                 ------------

Our common stock is quoted on the Nasdaq National Market under the symbol "IMNX." The last reported sales price of our common stock on August 7, 2000 was $54.875 per share.

                                 ------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                                 ------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.

          , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
Special Note Regarding Forward-Looking Statements..........................   4
About This Prospectus......................................................   4
Risk Factors...............................................................   5
Immunex and the Selling Shareholder........................................  14
Use of Proceeds............................................................  14
Description of Capital Stock...............................................  15
Plan of Distribution.......................................................  18
Validity of Common Stock...................................................  18
Experts....................................................................  18

   In this prospectus, "Immunex," "we," "us" and "our" refer to Immunex Corporation and our wholly owned subsidiary. References to "AHP" and the "selling shareholder" refer to American Home Products Corporation, our principal shareholder, and its direct and indirect wholly owned subsidiaries.

   You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date after its date.

   These documents are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. In connection with this offering we have filed with the SEC a registration statement under the Securities Act of 1933 relating to the securities. As permitted by the SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities and this offering, you should refer to the registration statement, including its exhibits.

   The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following reports with the SEC and are incorporating them by reference into this prospectus:

   1. Our Annual Report on Form 10-K for the year ended December 31, 1999;

   2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;
and

   3. Our Registration Statement on Form 8-A/A filed on August 1, 1993, with respect to our common stock.

   We also incorporate by reference all documents filed by us pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (a) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of that registration statement and
(b) after the effectiveness of the registration statement of which this prospectus forms a part and before all of the shares registered under that registration statement are sold.

   We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to the Secretary, Immunex Corporation, 51 University Street, Seattle, Washington 98101, (206) 587-0430.

   The registration statement can also be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Our disclosure and analysis in this prospectus, in any prospectus supplement and in the documents incorporated by reference contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expected performance of third-party manufacturers, expected completion dates for new manufacturing and other facilities, expected progress in clinical trials, expenses, the outcome of contingencies such as legal proceedings, and financial results. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated herein by reference and in any other public statements we make may turn out to be wrong. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially.

   We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Also note that we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business below under the caption "Risk Factors." These are risks that we think could cause our actual results to differ materially from expected and historical results.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. This prospectus provides you with a general description of the Immunex common stock we and AHP may offer. Each time we or AHP sell Immunex common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We may also update or supplement the prospectus supplement relating to a particular offering of common stock. You should read both this prospectus and any applicable prospectus supplement together with additional information described above in "Where You Can Find More Information."

                                  RISK FACTORS

   This offering involves a high degree of risk. Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus and in any prospectus supplement, before you decide whether to purchase shares of our common stock. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the market price of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Our Business

We may be unable to sustain or increase profitability, which could result in a decline in our stock price.

   Future operating performance is never certain, and if our operating results fall below the expectations of securities analysts or investors, the trading price of our common stock will decline. Until 1998, we had a history of operating losses. Although we have been profitable for two years, we may be unable to sustain or increase profitability on a quarterly or annual basis. Moreover, we anticipate that our operating and capital expenditures will increase significantly in 2000 and in future years primarily due to:

  . additional spending to support the marketing and sales of Enbrel(R) (etanercept);

  .  working capital requirements for sales of Enbrel;

  . growth in research and development expenses as we progress with the development of our clinical and preclinical product candidates;

  . increased purchases of capital equipment, including the continued construction of a new process development facility in 2000;

  . development of our new research and technology center in Seattle, Washington; and

  . investment in additional manufacturing capacity for our existing products and products in development, including our investment in purchasing and retrofitting a Rhode Island manufacturing facility to produce Enbrel.

   Our ability to generate sufficient cash flow, or to raise sufficient capital, to fund these operating and capital expenditures and remain profitable depends on our ability to improve operating performance. This in turn depends, among other things, on increasing sales of our existing products, especially Enbrel, and successfully completing product development efforts and obtaining timely regulatory approvals of our lead clinical products. We may not successfully develop and commercialize these products.

If we are unable to increase sales of Enbrel, or if sales of Enbrel decline, our revenues will be limited and our stock price will decline.

   Because we depend, and expect to continue to depend, on sales of a single product, Enbrel, for a substantial majority of our revenues, decreased or lower-than-anticipated demand for Enbrel, or our inability to meet demand, could materially adversely affect our operating results and harm our business. Factors that could adversely affect sales of Enbrel include:

  . competition from existing products for the treatment of rheumatoid arthritis, or RA, or development of new, superior products;

  . our ability to maintain adequate and uninterrupted sources of supply to meet demand;

  . events adversely affecting the ability of our manufacturing collaborators to produce Enbrel;

  .  adverse developments regarding the safety or effectiveness of Enbrel;

  .  contamination of product lots or product recalls;

  . our inability to gain regulatory approval to market Enbrel for indications other than RA; and

  . changes in private health insurer reimbursement rates or policies for Enbrel.

   For the year ended December 31, 1999, sales of Enbrel accounted for 71% of our total product sales, and for the six months ended June 30, 2000, sales of Enbrel accounted for 79% of our total product sales. We expect product revenues generated by Enbrel to continue to account for a substantial majority of our product revenues.

If market demand continues to grow, limits on our manufacturing capacity for Enbrel could constrain our sales growth.

   The market demand for Enbrel in the United States, where we hold rights to Enbrel, is growing and cannot be predicted with certainty. If demand for Enbrel continues to grow, we expect that within the next year our current source of supply of Enbrel will be unable to support growing market demand. This near-term shortfall would continue unless and until the Rhode Island manufacturing facility is able to produce commercial quantities of Enbrel for sale, which is not expected to occur until the first half of 2002. Our current U.S. supply of Enbrel from Boehringer Ingelheim Pharma KG, or BI Pharma, could potentially support sales of up to a maximum of approximately $800 million annually, assuming current prices. Actual U.S. supply of Enbrel could be lower since our U.S. supply is impacted by many manufacturing and production variables, such as production success rate, bulk drug yield and the timing of production runs and final product release. Our U.S. sales of Enbrel could be adversely affected if we are unable to meet future growth in market demand.

   We are working with AHP to substantially increase our supply of Enbrel for sale in the United States. In our current plan, we anticipate that in the near term Enbrel would be produced at two sites: BI Pharma, currently our sole source supplier, and a Rhode Island manufacturing facility, which is being retrofitted to produce Enbrel. It is difficult to predict our actual near-term supply of Enbrel with certainty because of the many complex variables involved in the supply equation. Factors that will affect our actual supply of Enbrel include, without limitation, the following:

  . Variability in BI Pharma's Manufacturing Process. The amount of commercial inventory supplied by BI Pharma will depend on a variety of factors, including BI Pharma's production yields and success rates, availability of qualified personnel, compliance with U.S. Food and Drug Administration, or FDA, regulations and development of advanced manufacturing techniques and process controls. If, as a result of any of the preceding manufacturing variables, BI Pharma is unable to deliver the expected quantities of Enbrel within the production capacity BI Pharma has reserved for Enbrel, our supply of Enbrel available for sale would be reduced.

  . Ability of BI Pharma to provide additional capacity for Enbrel. In June 2000, we, AHP and BI Pharma entered into an amendment to the BI Pharma supply agreement under which BI Pharma was offered contractual incentives to provide additional near-term production capacity for Enbrel. If BI Pharma elects to provide additional production capacity for Enbrel, and depending on the number of additional production runs, our U.S. supply of Enbrel from BI Pharma could potentially increase by up to a maximum of approximately $100 million of sales annually, assuming current prices and depending on the manufacturing variables described above. As an incentive to BI Pharma, we will pay more to BI Pharma on a per unit basis for any of these additional production runs, which will result in an increase in our incremental production costs for these runs.

  . . Timely completion and approval of the Rhode Island manufacturing facility. We and AHP are investing substantial sums to retrofit a Rhode Island facility that AHP purchased in 1999 to accommodate the commercial production of Enbrel bulk drug. We are working closely with AHP to expedite the retrofit of the Rhode Island facility. We and AHP have reached an agreement regarding the allocation of Enbrel produced at this facility and the BI Pharma facility. As presently configured, and assuming FDA approval, we currently estimate that the Rhode Island facility could, on an annual basis, double our current U.S. supply of Enbrel. We expect to file for FDA approval of the Rhode Island facility in the second half of 2001, with estimated FDA approval of the Rhode Island facility in the first half of 2002. We anticipate commencing production runs at the Rhode Island facility and building inventory as early as the first half of 2001. This inventory would not be available for sale in the United States unless and until the Rhode Island facility is approved by the FDA, which approval is not assured. If the FDA does not ultimately approve the Rhode Island facility, we would not be able to sell this inventory in the United States. If the FDA approves the Rhode Island facility, BI Pharma would continue to manufacture Enbrel under the terms of the BI Pharma supply agreement.

   If U.S. market demand for Enbrel continues to grow, we may face future supply limitations even after the Rhode Island facility begins producing Enbrel. AHP plans to establish a new manufacturing facility in Ireland, which would enhance the U.S. supply of Enbrel. If the Ireland facility is not completed, or does not receive FDA approval before we encounter supply constraints, our future U.S. sales growth would again be restricted.

Production bottlenecks could result in short-term supply interruptions of Enbrel.

   BI Pharma schedules in advance the bulk drug and vialing production runs for Enbrel throughout the year. The timing of the BI Pharma production runs and the final product release schedule for these production runs may not always coincide with maintaining an uninterrupted supply of product. Also, if insufficient vialing runs for Enbrel have been scheduled by BI Pharma because of a larger-than-expected amount of bulk drug yielded from the bulk drug production runs, BI Pharma may not have sufficient vialing capacity for all of the Enbrel . bulk drug that it produces. We and AHP are working together with BI Pharma to increase BI Pharma's vialing capacity and to qualify an additional contract manufacturer to vial Enbrel bulk drug produced by BI Pharma and, if approved by the FDA, the Rhode Island facility. We are not sure whether these arrangements can be made or would be established in time to address production bottlenecks.

If third-party manufacturers or suppliers fail to perform, we will be unable to meet demand for some of our products.

   For all drug products that we market, we rely on unaffiliated third parties and AHP to fill and label vials with our bulk drugs. We would be unable to obtain these materials or products for an indeterminate period of time if AHP's subsidiaries or third-party manufacturers or suppliers, including BI Pharma, were to cease or interrupt production or otherwise fail to supply these materials or products to us or AHP. This in turn could materially reduce our ability to satisfy demand for these products as well as adversely affect our operating results. AHP either manufactures through its subsidiaries or sources through third-party manufacturers all finished dosage forms and bulk active raw materials for our nonbiological oncology products, including Novantrone(R) (mitoxantrone for injection concentrate). AHP depends on a single supplier for all of the essential raw material for Amicar(R) (aminocaproic acid). In addition, two of the raw materials used to produce Enbrel and our other recombinant protein products, other than Leukine(R) (sagramostim, GM-CSF), are manufactured by single suppliers.

Our preclinical and clinical testing of potential products could be unsuccessful, which could adversely affect our operating results.

   Before obtaining regulatory approvals for the sale of any of our potential products, we must subject these products to extensive preclinical and clinical testing to demonstrate their safety and effectiveness in humans. If these tests are unsuccessful, we will be unable to commercialize new products and, as a result, we may be unable to sustain or increase profitability. Results of initial preclinical and clinical testing are not necessarily indicative of results to be obtained from later preclinical and clinical testing and, as a result, we may suffer significant setbacks in advanced clinical trials. We may not complete our clinical trials of products under development and the results of the trials may fail to demonstrate the safety and effectiveness of new products to the extent necessary to obtain regulatory approvals, which could delay or prevent the approval.

   The rate of completion of clinical trials depends, in part, on the enrollment of patients, which in turn depends on factors such as the size of the patient population, the proximity of target patients to clinical sites, the eligibility criteria for the trial and the existence of competitive clinical trials. Any delay in planned patient enrollment in our current or future clinical trials may result in increased costs, trial delays or both.

Our products are subject to extensive regulation, which can be costly and time-consuming and subject us to unanticipated delays or lost sales.

   The FDA imposes substantial requirements on our products before they permit us to manufacture, market and sell them to the public. Compliance with these requirements can be costly and time-consuming, and could delay sales of new products or sales of our existing products for new indications. To meet FDA requirements, we must spend substantial resources on lengthy and detailed laboratory tests and clinical trials. It typically takes many years to complete tests and trials for a product, and the length of time involved depends on the type, complexity and novelty of the product. The FDA may not approve on a timely basis, if at all, some or all of our future products or may not approve some or all of our applications for additional indications for our previously approved products.

   If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined or forced to remove a product from the market or may experience other adverse consequences, including delay or increased costs, which could materially harm our financial results. Additionally, we may not be able to obtain the labeling claims necessary or desirable for promoting our products. Even if approval is obtained, we may also be required or may elect to undertake post-marketing trials. In addition, if we or others identify side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformation of our products, additional clinical trials, changes in labeling of our products, and additional marketing applications may be required.

Our ability to discover new drugs could be adversely affected if our current research collaborators terminate their relationships with us or develop relationships with a competitor.

   We have relationships with various collaborators who conduct research at our request. These collaborators are not our employees. As a result, we have limited control over their activities and, except as otherwise required by our collaboration agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover new drugs will depend in part on the continuation of these collaborations. If any of these collaborations are terminated, we may not be able to enter into other acceptable collaborations. In addition, our existing collaborations may not be successful. Disputes may arise between us and our collaborators as to a variety of matters, including financing obligations under our agreements and ownership of intellectual property rights. These disputes may be both costly and time-consuming and may result in delays in the development and commercialization of products.

Competition and technological developments could render our products obsolete or noncompetitive.

   To succeed, we must maintain a competitive position with respect to technological advances. We are engaged in fields characterized by extensive research efforts and rapid technological development. New drug discoveries and developments in the fields of genomics, rational drug design and other drug discovery technologies are accelerating. Many companies and institutions, both public and private, are developing synthetic pharmaceuticals and biotechnological products for human therapeutic application, including the applications we have targeted.

   Several products are currently approved for the treatment of RA. In particular, we face competition for Enbrel, principally from Johnson & Johnson's product Remicade(R) . There are other products in late-stage development that are targeting RA. If any of these other products are approved by the FDA for RA, our sales of Enbrel could be adversely affected.

   A number of our competitors have substantially more capital, research and development, regulatory, manufacturing, marketing, human and other resources and experience than we have. Furthermore, large pharmaceutical companies recently have been consolidating, which has increased their resources and concentrated valuable intellectual property assets. As a result, our competitors may:

  . develop products that are more effective or less costly than any of our current or future products or that render our products obsolete;

  .  produce and market their products more successfully than we do;

  .  establish superior proprietary positions; or

  . obtain FDA approval for labeling claims that are more favorable than those for our products.

If we are unable to protect and enforce our patents and proprietary rights and gain access to patent and proprietary rights of others, we may be unable to compete effectively.

   Our success depends in part on obtaining, maintaining and enforcing our patents and other proprietary rights and on our ability to avoid infringing the proprietary rights of others. We have a substantial intellectual property portfolio, including patents and patent applications. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and, consequently, patent positions in our industry may not be as strong as in other more well-established fields. Accordingly, the U.S Patent and Trademark Office, or PTO, may not issue patents from the patent applications owned by or licensed to us. If issued, the patents may not give us an advantage over competitors with similar technology.

   The issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the PTO. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limiting their coverage. Moreover, the cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of litigation is adverse to us, third parties may be able to use our patented invention without paying us. Moreover, it is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources, even if we were successful in stopping the violation of our patent rights. In addition, there is a risk that a court would decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents were upheld, a court would refuse to stop the other party on the grounds that its activities do not infringe our patents. Competitors have obtained or are seeking patents which, if issued or granted, may have a material adverse effect on our ability to successfully commercialize Enbrel.

   While we pursue patent protection for products and processes where appropriate, we also rely on trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. Therefore, others may independently develop substantially equivalent information or techniques, or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information.

   Our policy is to have each employee enter into a confidentiality agreement that contains provisions prohibiting the disclosure of confidential information to anyone outside Immunex. Research and development contracts and relationships with our scientific consultants provide access to aspects of our know-how that are protected generally under confidentiality agreements with the parties involved. These confidentiality agreements may not be honored and we may be unable to protect our rights to our unpatented trade secrets.

   We may be required to obtain licenses to patents or other proprietary rights from third parties to develop and commercialize our products. Licenses required under third-party patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain the required licenses, we could encounter delays in product development while we attempt to redesign products or methods or we could be unable to develop, manufacture or sell products requiring these licenses at all.

Our customers may not get reimbursed from third parties, which could adversely affect our sales.

   The affordability of our products depends substantially on governmental authorities, private health insurers and other organizations, such as health maintenance organizations, reimbursing most of the costs of our products and related treatments to our customers. Low reimbursement levels may reduce the demand for, or the price of, our products, which could prevent us from maintaining or achieving profitability on specific products. Since Medicare presently will not reimburse patients for self-administered drugs, Medicare does not cover prescriptions of Enbrel. Although we have been able to obtain sufficient reimbursement for most of our other products, governmental authorities or third parties, or both, may decrease their reimbursement rates or change their reimbursement policies. In addition, we may not be able to obtain sufficient reimbursement for our future products.

Our selling practices for oncology products reimbursed by Medicare or Medicaid may be challenged in court, which could result in claims for substantial money damages or changes in our pricing procedures.

   The federal government and several state agencies have initiated an investigation into our pricing practices and could seek substantial money damages or changes in the manner in which we price our products. If changes are mandated, they could adversely affect the sales of those products. In the United States, pharmaceutical companies frequently grant discounts from list price to physicians and suppliers who purchase their products. Discounts on multiple-source, or generic, pharmaceuticals may be substantial. Government reports have noted that government programs that reimburse medical providers for drugs on the basis of the average wholesale price or wholesale acquisition cost, such as Medicare and Medicaid in many states, may provide significant margins to providers who are able to obtain large discounts from pharmaceutical companies.

   We have received notice from the U.S. Department of Justice requesting us to produce documents in connection with the Civil False Claims Act investigation of the pricing of our products for sale and eventual reimbursement by Medicare or state Medicaid programs. We also have received a similar state request. Several of our products are regularly sold at substantial discounts from list price. We have consistently required in our contracts of sale that the purchasers appropriately disclose to governmental agencies the discounts that we give to them. We do not know what action, if any, the federal government or any state agency will take as a result of its investigation.

We may be required to defend lawsuits or pay damages for product liability claims.

   Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. Product liability claims, regardless of their merits, could be costly and divert management's attention, or adversely affect our reputation and the demand for our products. We currently maintain product liability insurance coverage based on our product portfolio, sales volumes and claims experienced to date. However, this insurance may not provide us with adequate coverage against potential liabilities either for clinical trials or commercial sales. In the future, insurers may not offer us product liability insurance, may raise the price of this insurance or may limit the coverage.

We may be required to pay damages for environmental accidents and to incur significant costs for environmental compliance.

   Our research and development activities involve the controlled use of hazardous materials, chemicals, viruses and radioactive compounds. In the event of an environmental accident, we could be held liable for any resulting damages, and any liability could materially affect our financial condition. We cannot eliminate the risk of accidental contamination or injury from these materials. In addition, we may be required to incur significant costs to comply with federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some types of waste products.

If we are unable to attract and retain key employees and consultants, our business could be harmed.

   The success of our business depends, in large part, on our continued ability to attract and retain highly qualified management, scientific, manufacturing and sales and marketing personnel. Competition for personnel among companies in the biotechnology and pharmaceutical industries is intense. We cannot assure you that we will be able to attract or retain the personnel necessary to support the growth of our business.

A deterioration in the financial condition of major pharmaceutical wholesalers could result in substantial lost receivables.

   A significant majority of our sales are made to three pharmaceutical wholesalers. Financial insolvency by one or more of these wholesalers would require us to write off all or a portion of the amounts due us. As of June 30, 2000, the amount due us from these three wholesalers totaled $55.5 million.

Foreign currency exchange rate fluctuations could cause our profits to decline.

   Adverse currency fluctuations between the U.S. dollar and the Euro could cause our manufacturing costs to increase and our profitability to decline. Under the terms of our supply agreement with BI Pharma, the price for our product orders initially is set in Euros. We have the option, at the time of any firm order, to pay the purchase price in Euros, or to fix the currency exchange rate on the date of the order and pay the purchase price in U.S. dollars. Accordingly, future currency exchange rate fluctuations could substantially increase the manufacturing cost of our future product orders, which typically are placed up to nine months in advance. In addition, if we elect to pay the purchase price of any future orders in Euros, currency fluctuations between the time of that order and the time of payment could substantially increase our manufacturing costs for that order. We do not engage in foreign currency hedging transactions.

Future acquisitions of or investments in businesses, products or technologies could harm our business, operating results and stock price.

   We may acquire or invest in other businesses, products or technologies that are intended to complement our existing business. From time to time, we have had discussions and negotiations with companies regarding our acquiring or investing in these companies' businesses, products or technologies, and we regularly engage in these discussions and negotiations in the ordinary course of our business. If completed, these acquisitions or investments will likely involve some or all of the following risks:

  . difficulty of assimilating the acquired operations and personnel, products or technologies;

  .  commercial failure of acquired products;

  .  disruption of our ongoing business;

  .  diversion of resources;

  . inability of management to maintain uniform standards, controls, procedures and policies;

  .  difficulty of managing our growth and information systems;

  . risks of entering markets in which we have little or no prior experience; and

  .  impairment of relationships with employees or customers.

   Our management has limited prior experience in assimilating acquired companies. We may be unable to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could harm our business and operating results.

   In addition, future acquisitions or investments could result in potentially dilutive issuances of equity securities, use of cash or incurrence of debt and assumption of contingent liabilities, any of which could have an adverse effect on our business and operating results or the price of our common stock.

Risks Related to our Share Price and Corporate Control

Our stock price is volatile and the value of your investment may be subject to sudden decreases.

   Our common stock price, like that of other biotechnology companies, is volatile. As a result, you may not be able to resell your shares at or above the price that you pay for them. Our common stock price may fluctuate due to factors such as:

  .  actual or anticipated product supply constraints;

  .  actual or anticipated fluctuations in our quarterly and annual results;

  . clinical trial results and other product-development announcements by us or our competitors;

  .  regulatory announcements, proceedings or changes;

  .  announcements in the scientific and research community;

  .  competitive product developments;

  .  intellectual property and legal developments;

  .  changes in reimbursement policies or medical practices;

  . mergers or strategic alliances in the biotechnology and pharmaceutical industries;

  .  any financing transactions we may propose or complete; or

  .  broader industry and market trends unrelated to our performance.

   During periods of stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to the companies' operating performance. Accordingly, our common stock may be subject to greater price volatility than the market as a whole.

AHP has a substantial degree of corporate control over many of our strategic decisions, and the interests of AHP could conflict with those of the other holders of our common stock.

   The concentrated holdings of Immunex common stock by AHP and its resulting control over many of our strategic decisions actions may result in a delay or the deterrence of possible changes in our control, which may reduce the market price of our common stock. As of July 31, 2000, AHP beneficially owned approximately 55% of the outstanding shares of our common stock. As a result, unless and until AHP's percentage ownership of the outstanding shares of our common stock drops below 35%, AHP will continue to exercise significant control over some matters requiring shareholder approval. Under the terms of our governance agreement with AHP, the number of directors AHP is entitled to designate depends on its percentage ownership of our common stock. AHP is currently entitled to designate a total of three out of the nine members of our board of directors. In addition, so long as AHP has the right to designate at least two directors, which applies if AHP's percentage ownership of our common stock is at least 35%, AHP has the right to veto many actions that we may wish to take, including, with specified exceptions:

  .  any change in our capital stock;

  .  any payment of dividends;

  . any change in the composition of our board (other than directors designated by Immunex);

  .  consolidations, mergers or similar transactions; and

  . any change in our governing documents, as well as specified operating decisions, such as incurring incremental indebtedness above a specified threshold.

The interests of AHP with regard to these matters may conflict with the interests of the other holders of our common stock.

Future sales of shares by AHP could affect our stock price.

   Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. We have granted AHP demand and piggyback registration rights with respect to its shares of our common stock. As a result, AHP could cause a significant number of shares of our common stock to be registered and sold in the public market, which could cause our stock price to decline. Notwithstanding these registration rights, AHP has agreed that, without our prior written consent, it will not, during the period ending September 30, 2001, or nine months after the date of any sale of our common stock by AHP under this prospectus, whichever is later:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

                      IMMUNEX AND THE SELLING SHAREHOLDER

   Immunex is a biopharmaceutical company that discovers, develops, manufactures and markets innovative therapeutic products treating human diseases, including cancer, infectious diseases and immunological disorders such as RA. We are a leader in the scientific exploration of the human immune system. Our products improve quality of life and help people enjoy longer, healthier and more productive lives. Our products are currently marketed in the United States and are available by prescription only. Our research focus has produced a pipeline of potential products that target some of the most serious medical challenges people face, including cancer, multiple sclerosis, heart disease and asthma.

   AHP owns approximately 55% of our outstanding common stock. AHP is one of the world's largest research-based pharmaceutical and healthcare products companies.

   We were incorporated in Washington in 1981. Our principal executive offices are located at 51 University Street, Seattle, Washington 98101. Our telephone number at this location is (206) 587-0430.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we may sell up to 20,000,000 shares of common stock, and AHP may sell up to 50,000,000 shares of common stock. The exact number of shares to be sold by us and AHP in any offering will be described in the applicable prospectus supplement. We will not receive any proceeds from the sale of common stock by AHP. Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of common stock that we sell to expand our manufacturing facilities, to design and construct our new research and technology center, to fund research and development and commercialization activities for new products, for additional working capital and for other general corporate purposes, as well as the possible acquisition of complementary businesses and technologies.

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue a total of 1,230,000,000 shares, consisting of 1,200,000,000 shares of common stock and 30,000,000 shares of preferred stock. As of July 31, 2000, there were 502,692,116 shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary of some of the rights and privileges pertaining to our common stock. You should refer to our restated articles of incorporation and to our bylaws for a full description of our common stock and our preferred stock.

   Common Stock. The holders of common stock are entitled to receive those dividends as may be declared by our board out of funds legally available and will be entitled to share pro rata in any distribution to shareholders, subject to the prior rights of holders of any preferred stock that may be issued in the future. Holders of common stock are entitled to one vote for each share held of record. Upon any liquidation, dissolution or winding up of Immunex, holders of our common stock will be entitled to receive, pro rata, the assets of Immunex available for distribution subject to the prior rights of holders of preferred stock. No preemptive rights are applicable to our common stock. All outstanding shares of our common stock are validly issued, fully paid and nonassessable, and not subject to liability for further call. Our common stock is quoted on the Nasdaq National Market under the symbol "IMNX."

   Preferred Stock. Our board has the authority to issue preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption (including sinking fund provisions), liquidation preferences, the number of shares constituting any series and the designation thereof.

   Antitakeover Provisions. Provisions of Washington law, our restated articles of incorporation and bylaws could make it more difficult for a third party to acquire us and to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are also intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.

   Shareholder Meetings. In order for a shareholder to properly bring business before an annual meeting that shareholder must first comply with the advance notice procedures in our bylaws. According to these procedures, a shareholder must provide written notice no fewer than 60 days or more than 90 days prior to the date fixed for the annual meeting (or, if notice of the meeting is given less than 60 days prior to the meeting, 10 days from the date notice is mailed). The notice must set forth (a) the name and address of the shareholder proposing the business to be brought before the annual meeting, (b) a representation that the shareholder is entitled to vote at that meeting and a statement of the number of shares the shareholder beneficially owns, (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to propose the business, and (d) a brief description of the business to be brought before the meeting.

   Under our restated articles of incorporation, special meetings of the shareholders can only be called pursuant to a resolution adopted by our board of directors, our chairman of the board, our president or by written demand by the holders of not less than 40% of all the votes entitled to be cast on any issue to be considered at a special meeting. A shareholder who wishes to initiate a special meeting must give signed written notice to the secretary.

   Number and Term of Directors. Our restated articles of incorporation and our bylaws provide that the number and term of directors are to be determined by our board of directors, subject to the governance agreement between us and AHP. Shareholders who wish to nominate directors for election must follow the advance notice provisions in the bylaws which are similar to those provisions regarding annual and special meetings.

   Amendments. Any conflict between (a) any action taken by Immunex or our board of directors, or any provision of the bylaws, and (b) the terms of the governance agreement must be resolved in favor of the terms of the governance agreement, unless AHP agrees otherwise in writing.

   Washington Antitakeover Law. The laws of Washington, where we are incorporated, also impose restrictions on various transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a "target corporation," with specific exceptions, from engaging in certain "significant business transactions" with an "acquiring person" who beneficially owns 10% or more of the voting securities of the target corporation for a period of five years after that acquisition unless the transaction or acquisition of those shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition.

   These prohibited transactions include, among other things:

  . a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation employed in Washington as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive disproportionate benefits as a shareholder.

   After the five-year period, a merger, consolidation or liquidation may take place as long as it either complies with specific fair price provisions of the statute or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control.

   A public corporation may not "opt out" of this statute and, therefore, this statute will apply to us. Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control.

   Registration Rights. Under the governance agreement between us and AHP, a group of our securities, all of which are currently beneficially owned by AHP, are referred to as registrable securities. The registrable securities include:

  . the securities issued to American Cyanamid Company (the predecessor corporation of AHP) in conjunction with our 1993 merger with a wholly owned subsidiary of American Cyanamid;

  .  any securities issued pursuant to the governance agreement; and

  . at AHP's option, the securities issuable upon conversion of a convertible subordinated note held by AHP.

   The holders of at least 25% of the registrable securities may request that we file a registration statement under the Securities Act covering the registration of any or all registrable securities held by those holders. We are not obligated to effect more than three of these registrations. There is no limit, however, as to the number of short-form registrations on Form S-3 that the holders may request under the governance agreement. Each must have an aggregate offering price to the public exceeding $25 million and the other provisions of the governance agreement must be satisfied.

   Subject to specified conditions, if we propose to file a registration statement under the Securities Act on any form (other than on Form S-4 or S-8) that also would permit the registration of registrable securities, and that filing is for the general registration of shares of common stock for cash, we must give notice of that fact to the holders of the registration rights and permit those holders to include registrable securities in the registration statement.

   AHP's registration rights are subject to conditions set forth in the governance agreement. In addition, the governance agreement sets forth specific procedures relating to those registration rights and detailed obligations of the related parties. All expenses incident to the performance by us of our obligations relating to the registration of AHP's shares of common stock will be paid by us, except that the holders exercising registration rights will pay all expenses incident to the second or third long-form registration. In addition, the holders of registrable securities will pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to the governance agreement, as well as related attorneys' fees. Immunex and the holders of registrable securities have each agreed to indemnify the other, in certain instances, for liabilities incurred in connection with these registrations.

   Notwithstanding these registration rights, AHP has agreed that, without our prior written consent, it will not, during the period ending September 30, 2001, or nine months after the date of any sale of our common stock by AHP under this prospectus, whichever is later:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

   Transfer Agent and Registrar. The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services LLC.

                              PLAN OF DISTRIBUTION

   Immunex and AHP may sell securities through or to underwriters or dealers, and also may sell securities directly to other purchasers or through agents. Each prospectus supplement will describe the method of distributing the offered securities. None of the officers or directors of Immunex will be selling shareholders.

   The distribution of the common stock will be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to prevailing market prices or at negotiated prices.

   Unless otherwise specified in the applicable prospectus supplement, Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as representatives of the underwriters in connection with the sale of the common stock. The underwriters may receive compensation from us and AHP, or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Dealers and agents that participate in distributing securities may be deemed to be underwriters, and any discounts or commissions received by them from Immunex or AHP and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. All underwriters or agents will be identified, and any compensation received from Immunex or AHP will be described, in the prospectus supplement.

   Underwriters and agents who participate in distributing securities may be entitled under agreements which may be entered into by Immunex and AHP to indemnification by Immunex and AHP against certain liabilities, including liabilities under the Securities Act.

   AHP has agreed that, without our prior written consent, it will not, during the period ending September 30, 2001, or nine months after the date of any sale of our common stock by AHP under this prospectus, whichever is later:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

                            VALIDITY OF COMMON STOCK

   The validity of the common stock to be sold by us and AHP has been passed upon for us by Orrick, Herrington & Sutcliffe LLP, Seattle, Washington. Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock to be sold by us and AHP will be passed upon for the underwriters by Sullivan & Cromwell, Palo Alto, California. Sullivan & Cromwell will rely as to matters of Washington law upon the opinion of Orrick, Herrington & Sutcliffe LLP.

                                    EXPERTS

   The consolidated financial statements and schedule of Immunex Corporation appearing in Immunex Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table states the estimated costs and expenses in connection with the issuance and sale of the shares of common stock covered by this registration statement. All amounts shown are estimates, except the SEC registration fee and the Nasdaq National Market listing fee.

   SEC registration fee............................................. $  934,395
   Nasdaq National Market listing fee...............................     17,500
   Blue Sky fees and expenses.......................................     10,000
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    300,000
   Accounting fees and expenses.....................................    100,000
   Transfer Agent and Registrar fees................................     15,000
   Miscellaneous expenses...........................................     23,105
                                                                     ----------
       Total........................................................ $1,600,000
                                                                     ==========

Item 15. Indemnification of Directors and Officers.

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article 12 of the registrant's restated articles of incorporation and section 10 of the registrant's bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director except in certain circumstances involving intentional misconduct, knowing violations of law, unlawful distributions or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Article 11 of the registrant's restated articles of incorporation contains provisions implementing, to the full extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

   The registrant maintains directors' and officers' liability insurance, under which the registrant's directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of the registrant.

   The registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 16. Exhibits.

 Number                               Description
 ------                               -----------
 3.1    Restated Articles of Incorporation (incorporated by reference to
        Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended
        December 31, 1999).

 3.2    Bylaws.


 Number                               Description
 ------                               -----------
  5.1   Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the shares.

 23.1   Consent of Ernst & Young LLP, Independent Auditors.

 23.2 Consent of Orrick, Herrington & Sutcliffe LLP (contained in the opinion filed as Exhibit 5.1).

 24.1   Power of Attorney (contained on signature page).

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes that:

   (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 9th day of August, 2000

                                          IMMUNEX CORPORATION

                                                 /s/ Edward V. Fritzky
                                          By: _________________________________
                                                     Edward V. Fritzky
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes and appoints Edward V. Fritzky and David A. Mann, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of August, 2000.

               Signature                                    Title
               ---------                                    -----
        /s/ Edward V. Fritzky           President, Chief Executive Officer and
 ______________________________________  Chairman of the Board (Principal Executive
           Edward V. Fritzky             Officer)

          /s/ David A. Mann             Senior Vice President, Chief Financial
 ______________________________________  Officer and Treasurer (Principal Financial
             David A. Mann               and Accounting Officer)

         /s/ Kirby L. Cramer            Director
 ______________________________________
            Kirby L. Cramer

          /s/ Robert I. Levy            Director
 ______________________________________
             Robert I. Levy

          /s/ John E. Lyons             Director
 ______________________________________
             John E. Lyons

              Signature                                    Title
              ---------                                    -----
        /s/ Joseph M. Mahady           Director
______________________________________
           Joseph M. Mahady

        /s/ Edith W. Martin            Director
______________________________________
           Edith W. Martin

       /s/ Peggy V. Phillips           Director
______________________________________
          Peggy V. Phillips

       /s/ Lawrence V. Stein           Director
______________________________________
          Lawrence V. Stein

      /s/ Douglas E. Williams          Director
______________________________________
         Douglas E. Williams

                               INDEX TO EXHIBITS

 Number                               Description
 ------                               -----------
  3.1   Restated Articles of Incorporation (incorporated by reference to
         Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1999).

  3.2   Bylaws.

  5.1 Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the shares.

 23.1   Consent of Ernst & Young LLP, independent auditors.

 23.2 Consent of Orrick, Herrington & Sutcliffe LLP (contained in the opinion filed as Exhibit 5.1).

 24.1   Power of Attorney (contained on signature page).